Exhibit 99.1

LEARNING TREE ANNOUNCES SECOND QUARTER FISCAL YEAR 2012 RESULTS

RESTON, VA (May 8, 2012) Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter of fiscal year 2012, which ended March 30, 2012.

In its second quarter of fiscal year 2012, Learning Tree reported revenues of $28.9 million, loss from operations of $3.5 million, and net loss of $2.1 million or $0.16 per share. These results compare with revenues of $30.4 million, loss from operations of $1.6 million, and net loss of $1.0 million or $0.07 per share in its second quarter of fiscal year 2011.

“Dr. Collins and I are glad to have returned in January to positions of the day-to-day leadership of Learning Tree and we are enthusiastic about the company’s future,” said Max Shevitz, President. “While we are disappointed in the results of our second quarter, we are excited about the opportunities we have uncovered and been acting upon. We believe that the changes we are implementing: in the company’s speed and accuracy of execution, in its customer facing processes and in the company’s investment in marketing and sales; all have the potential, over time, to achieve our goals of revenue growth and improved margins. That said, we recognize that these changes and process improvements may take several quarters to gain traction and begin showing results.”

Learning Tree International is a leading global provider of highly effective, hands-on training to information technology professionals and managers. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development; IT security; project management; operating systems; databases; networking; software development and leadership and business skills. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss second quarter fiscal year 2012 results is scheduled at 4:30 p.m. (EST) May 8, 2012. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s web site www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

Contact Information

Max Shevitz

President

Learning Tree International

Phone: (703) 709-9119

max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011
Revenues	$28,942	$30,402	$63,917	$66,034
Cost of revenues	14,558	14,819	30,192	30,609

Gross profit	14,384	15,583	33,725	35,425

Operating expenses:
Course development	2,070	1,842	4,191	3,819
Sales and marketing	8,360	8,060	15,870	15,725
General and administrative	7,468	7,278	14,357	14,519

Total operating expenses	17,898	17,180	34,418	34,063

Income (loss) from operations	(3,514)	(1,597)	(693)	1,362

Other income (expense), net	(191)	(33)	(145)	(14)

Income (loss) before income taxes	(3,705)	(1,630)	(838)	1,348
Provision (benefit) for income tax	(1,586)	(634)	(554)	381

Net income (loss)	$(2,119)	$(996)	$(284)	$967

Earnings (loss) per share—diluted	$(0.16)	$(0.07)	$(0.02)	$0.07

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	March 30, 2012	September 30, 2011
Cash and cash equivalents	$32,366	$40,293
Available for sale securities	12,866	2,352
Trade accounts receivable, net	13,218	18,220
Prepaid expenses and other	7,865	6,373

Total current assets	66,315	67,238
Depreciable assets, net and other	33,519	34,914

Total assets	$99,834	$102,152

Accounts payable and accrued liabilities	$16,637	$16,893
Deferred revenues	32,788	34,572

Total current liabilities	49,425	51,465
Other	12,574	12,936

Total liabilities	61,999	64,401

Stockholders’ equity	37,835	37,751

Total liabilities and stockholders’ equity	$99,834	$102,152